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                                                                    EXHIBIT 10.3


May 22, 2003

Eugene T. Sobol, Executive Vice President & COO
Keystone Savings Bank
P.O. Box 25012
Lehigh Valley, PA 18002-5012

Dear Gene:

The purpose of this letter is to reaffirm several discussions we have had and to state in writing the terms of your employment with Keystone Savings Bank commencing March 1, 2003, and ending with the Closing of the acquisition through merger of First Colonial Group, Inc., and Nazareth National Bank and Trust Company by Keystone Savings Bank. At the time of the Closing, your employment relationship with the new entity, Keystone Nazareth Bank and Trust Company ("KNBT") will be as stated in the Employment Agreement attached to this letter (the "Employment Agreement").

Meanwhile, however, on behalf of the Board of Keystone Savings Bank, I hereby reaffirm the following:

1. During the period between March 1, 2003, and the Closing of the KNBT transaction (the "Interim Period"), you will continue to be employed by Keystone Savings Bank as its Executive Vice President and Chief Operating Officer. During this period you will have such authority and responsibilities as are customarily incident to the positions of Executive Vice President and Chief Operating Officer and consistent with all applicable laws and the corporate Charter and Bylaws of Keystone Savings Bank. Your employment during the Interim Period will be terminable only under the provisions of the Employment Agreement as if it were in effect during the Interim Period.

2. Your annual base salary during the Interim Period will be $220,000.00, less withholdings required by law and deductions authorized by you. Also, in recognition of past services, on September 1, 2003, you shall receive a one-time payment into your SERP account in the amount of $250,000.00.

3. During the Interim Period, you will also receive an auto allowance in the amount of $900.00 per month, as well as all fringe and incidental benefits currently enjoyed by the Senior Management of Keystone Savings Bank.

4. On or about September 1, 2003, you shall also receive a payment in the amount of $104,300.00 into your SERP in full settlement of your entitlements under the Keystone Savings Bank Performance Unit Plan.

In all other respects your employment with Keystone Savings Bank during the interim Period shall be as it has been during your tenure with Keystone Savings Bank in the Senior Management positions noted above.

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In the event that the KNBT transaction does not close, it is agreed that
Keystone Savings Bank shall enter into an employment agreement with you that is identical to the KNBT contract signed March 5, 2003.

To acknowledge your agreement to the terms stated herein, I would ask that you execute a copy of this letter which is attached where indicated and return it to my attention at your earliest convenience.

Very truly yours,



/s/ Jeffrey P. Feather
Jeffrey P. Feather, Chairman
Board of Keystone Savings Bank





Accepted and agreed to this    6th    of June, 2003:
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/s/ Eugene T. Sobol
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Eugene T. Sobol, Executive Vice-President & COO